Exhibit (a)(1)(iii)

OFFER BY

TEMPLETON GLOBAL INCOME FUND

TO PURCHASE FOR CASH UP TO 45% OF ITS OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST AT 99% OF NET ASSET VALUE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 9, 2023 (“EXPIRATION DATE”), UNLESS EXTENDED

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE TRUST’S OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

October 10, 2023

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of Templeton Global Income Fund, a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, as a closed-end, investment company (the “Fund”), to purchase up to 45% of its outstanding common shares of beneficial interest, (the “Shares”) upon the terms and subject to the conditions set forth in its Offer to Purchase dated October 10, 2023 and in the related Letter of Transmittal (which together constitute the “Offer”). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 99% of the net asset value per Share as determined by the Fund as of the close of regular trading on the New York Stock Exchange (“NYSE”) on November 9, 2023, or if the Offer period is extended, as of the close of regular trading on the NYSE as of the newly designated expiration date.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to brokers, dealers or other persons for soliciting tenders for Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Section 7, “Payment for Shares,” of the Offer to Purchase. However, backup withholding, income tax withholding at the source or withholding under Sections 1471-1474 of the Internal Revenue Code of 1986, as amended, and the U.S. Treasury and IRS guidance issued thereunder (collectively, “FATCA”) may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 5, “Procedures for Tendering Shares for Purchase,” of the Offer to Purchase.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	The Offer to Purchase dated October 10, 2023;
2.	The Letter of Transmittal for your use and to be provided to your clients;
3.	Form of letter to clients, which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and
4.	Return envelope addressed to Equiniti Trust Company, LLC, the Depositary.

The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction. If you want to tender your Shares, but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the tender offer, you will not be able to tender your Shares. This can occur, for example, if you purchased Shares at, or within one or two days of, the Expiration Date, not allowing sufficient time for such purchase transaction to settle. There are no guaranteed delivery procedures available under the terms of the Offer as an alternative delivery mechanism.

As described in the Offer, if more than 45% of the Fund’s outstanding Shares are duly tendered prior to the Expiration Date, the Fund will repurchase 45% of the Fund’s outstanding Shares on a pro rata basis upon the terms and subject to the conditions of the Offer.

NONE OF THE FUND, THE BOARD OF TRUSTEES, THE FUND’S INVESTMENT MANAGER OR SUB-ADVISER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES.

Additional copies of the enclosed materials may be obtained from Campaign Management LLC, the Information Agent at the appropriate address and telephone number set forth in the Fund’s Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Information Agent at its address and telephone numbers set forth in the Offer to Purchase.

Very truly yours,

TEMPLETON GLOBAL INCOME FUND.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TEMPLETON GLOBAL INCOME FUND OR THE DEPOSITARY/INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

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